Exhibit 10.20

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment (“Amendment”), dated as of March 3, 2023 (the “Amendment Date”), amends the Employment Agreement between MATINAS BIOPHARMA HOLDINGS, INC. (the “Company”) and JAMES J. FERGUSON III, MD, FACC, FAHA (the “Executive”) dated February 22, 2019 and commencing as of February 25, 2019 (the “Agreement”). All capitalized terms not defined herein shall have the meanings set forth in the Agreement.

R E C I T A L S

WHEREAS, the Company and the Executive desire to amend the Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

1. Amendments.

1.1 Section 4.1(d) of the Agreement is hereby replaced in its entirety with the following:

(d) If the Executive’s employment is terminated pursuant to Section 4.1(a) other than during the Post-Change in Control Period (as defined in Section 4.1(e)), the Executive shall, in full discharge of all of the Company’s obligations to the Executive, be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations (as defined in Section 4.2(b));

(ii) for awards granted prior to December 31, 2021 only, accelerated vesting of fifty percent (50%) of the Executive’s outstanding stock options, restricted stock and other equity incentive awards; and

(iii) subject to Section 4.4 and Section 4.5:

(A) payments equal to twelve (12) months of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the Termination Date (the “Pre-CIC Severance Payments”); and

(B) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for the twelve (12) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that the Executive would have been required to pay if the Executive had remained an active employee of the Company (the “Pre-CIC COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such Pre-CIC COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the Pre-CIC COBRA Assistance been provided in the manner described above or cause a violation of Section 409A (as defined in Section 5.16).

1.2. New Sections 4.1(e) and (f) are added to the Agreement as follows:

(e) If the Executive’s employment is terminated pursuant to Section 4.1(a) during the twelve (12) months immediately following a Change in Control (as defined below) (the “Post-Change in Control Period”), the Executive shall, in full discharge of all of the Company’s obligations to the Executive (and in lieu of any payments and benefits set forth in Section 4.1(d)), be entitled to receive, and the Company’s sole obligation to the Executive under this Agreement or otherwise shall be to pay or provide to the Executive, the following:

(i) the Accrued Obligations;

(ii) full accelerated vesting of all of the Executive’s outstanding stock options, restricted stock and other equity incentive awards; and

(iii) subject to Section 4.4 and Section 4.5:

(A) payments equal to twelve (12) months of the Executive’s Base Salary (at the rate in effect immediately prior to the Termination Date) (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, commencing sixty (60) days following the Termination Date (the “Post-CIC Base Severance”);

(B) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for twelve (12) months after the Termination Date, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that the Executive would have been required to pay if the Executive had remained an active employee of the Company (the “Post-CIC COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such Post-CIC COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the Post-CIC COBRA Assistance been provided in the manner described above or cause a violation of Section 409A; and

(C) a payment equal to the Executive’s Target Annual Bonus for the calendar year in which the Termination Date occurs, payable in a lump sum on the 60th day following the Termination Date (such payment, together with the Post-CIC Base Severance, the “Post-CIC Severance Payments”).

(f) As used in this Agreement, “Change in Control” means (x) a change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

(iv) Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

1.3. Section 4.4 of the Agreement is hereby replaced in its entirety with the following.

Section 4.4 Release Agreement. In order to receive the Pre-CIC Severance Payments or the Post-CIC Severance Payments (collectively referred to herein as the “Severance Payments”) or the Pre-CIC COBRA Assistance or the Post-CIC COBRA Assistance (collectively referred to herein as the “COBRA Assistance”) set forth in Section 4.1 (if eligible), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a form as is determined to be necessary by the Company in its discretion. If the Executive is eligible for Severance Payments and COBRA Assistance pursuant to Section 4.1, the Company will deliver the Release Agreement to the Executive within seven (7) calendar days following the Termination Date. The Severance Payments and COBRA Assistance are subject to the Executive’s execution of such Release Agreement within 21 days of the Executive’s receipt of the Release Agreement and the Executive’s non-revocation of such Release Agreement.

2. Effect of Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect. This Amendment shall not itself be amended, except as part of any future amendment to the Agreement effected in accordance with the terms thereof. The terms of this Amendment may be reflected in an amended and restated employment agreement upon approval and execution thereof.

3. Further Assurances. Each party agrees to execute and deliver such other documents and to do such other acts and things as any other party may reasonably request from time to time for the purpose of carrying out the intent of this Amendment.

4. Miscellaneous.

4.1. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Company and the Executive and their respective permitted successors, assigns, heirs, beneficiaries and representatives.

4.2. Governing Law. This Amendment and any and all matters arising directly or indirectly herefrom or therefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules.

4.3. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date set forth above.

MATINAS BIOPHARMA HOLDINGS, INC.

By:	/s/ Jerome D. Jabbour
Name:	Jerome D. Jabbour
Title:	Chief Executive Officer

/s/ James J. Ferguson, III
James J. Ferguson, III